EXHIBIT 99.1

Repros Therapeutics Inc.® Reports Second Quarter 2017 Financial Results

THE WOODLANDS, Texas, Aug. 14, 2017 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the second quarter ended June 30, 2017.

Financial Results

Net loss for the three month period ended June 30, 2017, was ($2.2) million or ($0.08) per share as compared to a net loss of ($4.3) million or ($0.18) per share for the same period in 2016. The decreased loss for the three month period ended June 30, 2017, as compared to the same period in the prior year, was primarily due to decreased clinical development expenses related to the Company’s Proellex® and enclomiphene product candidates, as well as decreased R&D payroll and benefits expenses and legal expenses.  The Company recorded, in other expense, a change in fair value of the warrant liability for the three month period ended June 30, 2017 in the amount of $160,000, which partially offset the above-described decreases.

Net loss for the six month period ended June 30, 2017, was ($8.1) million or ($0.30) per share as compared to a net loss of ($9.1) million or ($0.38) per share for the same period in 2016.  The decreased loss for the six month period ended June 30, 2017, as compared to the same period in the prior year, was primarily due to decreased clinical development expenses related to the Company’s Proellex® and enclomiphene product candidates, as well as decreased R&D payroll and benefits expenses and legal expenses, partially offset by expenses associated with the departure of the Company’s former President and Chief Executive Officer and other expense in the amount of $160,000 recognized as a change in fair value of the warrant liability.

For the three month period ended June 30, 2017, research and development (“R&D”) expenses decreased 65%, or approximately $2.1 million, to $1.1 million, as compared to $3.2 million for the same period in the prior year.  For the six month period ended June 30, 2017, R&D expenses decreased 54%, or approximately $3.8 million, to $3.2 million, as compared to $7.0 million for the same period in the prior year.  The decrease in both the three and six month periods was primarily due to the decreased expenses related to the Company’s Proellex® and enclomiphene product candidates in 2017, as well as decreased R&D payroll and benefits expenses and legal expenses.

General and administrative (“G&A”) expenses decreased 14%, or approximately $146,000, to $906,000 for the three month period ended June 30, 2017 as compared to $1.1 million for the same period in the prior year and increased 121%, or approximately $2.6 million, to $4.7 million for the six month period ended June 30, 2017, as compared to $2.1 million for the same period in the prior year.  The decrease in the three month period ended June 30, 2017, as compared to the same period in the prior year, was primarily due to decreased non-cash stock based compensation.  The increase in the six month period ended June 30, 2017, as compared to the same period in the prior year, was primarily due to a charge of $2.8 million related to the departure of the former officer, partially offset by a decrease in non-cash stock based compensation.

Total revenues and other income decreased to $7,000 for the three month period ended June 30, 2017 as compared to $15,000 for the same period in the prior year.  Total revenues and other income decreased to $14,000 for the six month period ended June 30, 2017 as compared to $31,000 for the same period in the prior year.  The decrease in revenues and other income in both periods was primarily due to lower cash balances during the three and six month periods ended June 30, 2017 as compared to the comparable periods in the prior year.

Liquidity and Capital Resources

On May 23, 2017, the Company sold 2,744,125 shares of common stock and pre-funded Series C Warrants to purchase up to 2,245,875 shares of common stock in an underwritten public offering to certain investors (the “May Public Offering”).  Each share of common stock was sold at a price of $0.60 and each Series C Warrant was issued with an exercise price of $0.60 per share of common stock, $0.60 of which was pre-funded at closing and $0.001 was payable upon exercise. This May Public Offering also included the issuance of Series A Warrants to purchase 3,742,500 shares of our common stock at an initial exercise price of $0.84 per share and Series B Warrants to purchase 2,495,000 shares of our common stock at an initial exercise price of $0.92 per share.  Each share of common stock and each pre-funded Series C Warrant to purchase a share of common stock were sold together with a Series A Warrant to purchase 0.75 share of common stock and a Series B Warrant to purchase 0.50 share of common stock. The net proceeds to the Company from the sale of common stock and warrants, after deducting underwriting discounts and commissions and other offering expenses, were approximately $2.5 million.

Due to the net cash settlement feature at the option of the warrant holder in each of the Series A and Series B warrant agreements, these warrants are classified as liabilities under the caption “Warrant liability” in the accompanying balance sheets and recorded at estimated fair value at issuance with any subsequent change in fair value of the outstanding warrants since issuance reflected in “Change in fair value of warrant liability” in the accompanying statements of operations.  All Series C warrants were exercised in June 2017.  As of August 11, 2017, 6,171,305 shares of Common Stock had been issued upon the exercise of Series B Warrants, of which 452,166 remained outstanding.  All Series A Warrants remained outstanding at such date.

The Company had cash and cash equivalents of approximately $3.8 million as of June 30, 2017 as compared to $8.7 million as of December 31, 2016.  Net cash of approximately $6.6 million and $8.9 million was used in operating activities during the six month periods ended June 30, 2017 and 2016, respectively.  The major use of cash for operating activities for the six month period ended June 30, 2017 was to fund our clinical development programs and associated administrative costs.  No cash was used in investing activities during the six month period ended June 30, 2017.  Cash provided by financing activities for the six month period ended June 30, 2017 was approximately $3.5 million primarily from the May Public Offering.

As of June 30, 2017 we had 32,458,759 shares of common stock outstanding.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Any such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenues and other income
Interest income	$7	$15	$14	$31
Total revenues and other income	7	15	14	31

Expenses
Research and development	1,140	3,243	3,214	7,009
General and administrative	906	1,052	4,749	2,147
Change in fair value of warrant liability	160	-	160	-
Total expenses	2,206	4,295	8,123	9,156

Net loss	$(2,199)	$(4,280)	$(8,109)	$(9,125)

Net loss per share - basic and diluted	$(0.08)	$(0.18)	$(0.30)	$(0.38)

Weighted average shares used in loss per share calculation:
Basic	28,398	24,319	27,340	24,319
Diluted	28,398	24,319	27,340	24,319

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	June 30,	December 31,
	2017	2016

Current assets
Cash and cash equivalents	$3,768	$8,688
Restricted cash	916	-
Prepaid expenses and other currents assets	268	66
Total current assets	4,952	8,754
Fixed assets (net)	1	3
Non-current restricted cash	916	-
Total assets	$5,869	$8,757

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$2,732	$2,659
Long-term liabilities	916	-
Warrant liability	2,530	-
Stockholders' equity	(309)	6,098
Total liabilities and stockholders' equity	$5,869	$8,757

Contact:
Investor Relations:
Joe Schepers
(770) 558-5517
jschepers@reprosrx.com